Exhibit 10.26

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is dated September 5, 2006 and is between MSNW CONTINENTAL ASSOCIATES, LLC, a Delaware limited liability company (“Lessor”), and WAVE2WAVE COMMUNICATIONS, INC., a Delaware corporation (“Lessee”).

RECITALS

          A. Lessor’s predecessor in interest and Lessee entered into that certain Lease Agreement dated February 17, 2000 (the “Original Lease”), pursuant to which Lessee leased approximately 3,315 gross rentable square feet on the sixth (6th) floor of the building known as 433 Hackensack Avenue, Hackensack, New Jersey (the “Building”).

          B. The Original Lease was amended by that certain First Amendment to Lease dated August 9, 2000 (the “First Amendment”) to, among other things, extend the Termination Date and expand the Demised Premises to approximately 7,555 gross rentable square feet on the sixth (6th) floor of the Building. The Original Lease, as amended by the First Amendment, is referred to herein as the “Lease”.

          C. Lessor and Lessee desire to further amend the Lease to reflect the terms and conditions set forth herein.

          D. Capitalized terms used herein but not defined have the meanings ascribed to them in the Lease.

          NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

          Section 1. Term. The Termination Date is hereby extended to November 30, 2013. The period from the date hereof through and including the Termination Date is referred to herein as the “Second Extended Term”.

          Section 2. Condition of Demised Premises. Lessee hereby acknowledges and agrees that, during the Second Extended Term, Lessee is leasing the Demised Premises “as is” without any agreements, representations, understandings or obligations on the part of Lessor to perform any alterations, repairs or improvements to the Demised Premises, other than those expressly set forth in the Lease.

          Section 3. Electricity.

          (a) Paragraph (8) of the Reference Page (“Electric Rent Inclusion Factor”) is hereby deleted and replaced with the following:

(8) Lessee Electric: Twenty-Two Thousand Six Hundred Sixty-Five Dollars ($22,665.00) per year ($1,888.75 per month),

which shall be payable in addition to (and not included in) Annual Fixed Basic Rent.

          (b) Any and all references in the Lease to “Electric Rent Inclusion Factor” are hereby be replaced with “Lessee Electric”. All references to increasing or decreasing the Term Fixed Basic Rent, Annual Fixed Basic Rent or Monthly Fixed Basic Rent as a result of changes in the Electric Rent Inclusion Factor are hereby changed to refer to increasing or decreasing the Lessee Electric. No change in the method of measuring Lessee’s electrical consumption, as a result of Lessor no longer redistributing electricity to the Premises, as provided in Paragraph 24(E), separately metering electrical consumption, as provided in Paragraph 24(J), or any other provision in the Lease, shall affect Term Fixed Basic Rent, the Annual Fixed Basic Rent or the Monthly Fixed Basic Rent, but may affect the amount of Lessee Electric. Lessee Electric shall be paid in monthly installments of One Thousand Eight Hundred Eighty Eight and 75/100 Dollars ($1,888.75), at the same time and in the manner as Monthly Fixed Basic Rent. Lessee Electric is an estimated amount subject to adjustment as provided in Paragraph 24(B) of the Lease.

          Section 4. Fixed Basic Rent. Commencing on September 1, 2006, the Annual Fixed Basic Rent and Monthly Fixed Basic Rent will be as follows:

Period	Annual Fixed Basic Rent	Monthly Fixed Basic Rent

September 1, 2006 through November 30, 2006	$0	$0

December 1, 2006 through December 31, 2006	$220,983.75	$18,415.31

January 1, 2007 through January 31, 2007	$0	$0

February 1, 2007 through November 30, 2010	$220,983.75	$18,415.31

December 1, 2010 through November 30, 2013	$228,538.75	$19,044.90

          Section 5. Base Period Costs, Base Utility Rate. Paragraph 2(A) (“Base Operating Costs”), Paragraph 2(B) (“Base Real Estate Costs”), Paragraph 2(C) (“Base Utility and Energy Costs”) and Paragraph 3 (“Base Utility Rate”) of the Reference Page are hereby amended by replacing “Calendar Year 2000” with “Calendar Year 2006”.

          Section 6. Security Deposit. The Security Deposit from and after the date hereof will be cash in the amount of $18,415.31, which Lessee shall deliver to Lessor upon the execution of this Amendment.

          Section 7. Lessor’s Notice Address. Lessor’s notice address is hereby changed to the following:

MSNW Continental Associates, LLC
1776 On the Green
67 Park Place East, 8th Floor
Morristown, New Jersey 07960
Attention: General Counsel

          Section 8. Antenna. Section 56 of the Lease is hereby deleted and replaced with the following:

          56. ANTENNA. Provided Lessor shall have the continued ability to lawfully allow other tenants or itself the right to install roof top antennas or other communication devices, Lessee shall have the right to install, at its sole cost and expense, up to twelve (12) antennas on the roof of the Building, which antennas shall not exceed five (5’) feet in height, said antennas to not display any name, logo or identity, and to be installed in compliance with any and all necessary governmental approvals. Prior to the installation of any such antenna, Lessee shall obtain Lessor’s written consent to such installation, which consent shall not be unreasonably withheld. Lessee shall be responsible for any damage caused to Lessor’s Building in connection with said antennas and indemnifies and holds Lessor harmless from all direct and indirect costs, expenses, and claims resulting therefrom. Lessor shall designate a satisfactory Building location, method of annexation and installer for said antennas. Lessee agrees not to interfere with other radio transmission or reception equipment properly located at the Building. If Lessee should cause such interference, Lessee shall cease its operation and, at its sole cost and expense, immediately take the necessary and appropriate action to eliminate and correct such interference before resuming operation. Such corrective action may include, but not be limited to, Lessor’s relocation of the antennas and any related equipment, the cost of which Lessee shall pay to Lessor, as Additional Rent, within ten (10) days of Lessee’s receipt of a bill therefor. Upon the expiration or sooner termination of the Term of this Lease, Lessee, at Lessor’ option, shall remove said antennas and repair all injury done by or in connection with the installation or removal of said antennas.

          Section 9. Miscellaneous.

          (a) This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Lessee be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Lessee in connection with entering into the Lease, unless specifically set forth in this Amendment. Lessee agrees that neither Lessee nor its agents or any other parties acting on behalf of Lessee shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the prior written consent of Lessor.

          (b) Except as herein modified or amended, the provisions, conditions and terms of the Lease remain unchanged and in full force and effect.

          (c) In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment will govern and control.

          (d) Submission of this Amendment by Lessor is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Lessee. Lessor will not be bound by this Amendment until Lessor has executed and delivered the same to Lessee.

          (e) Lessee hereby represents to Lessor that Lessee has dealt with no broker in connection with this Amendment other than CB Richard Ellis, Inc. (“Lessee’s Broker”). Lessee agrees to indemnify and hold Lessor, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers other than Lessee’s Broker claiming to have represented Lessee in connection with this Amendment.

          (0 Each signatory of this Amendment hereby represents that he or she has the authority to execute and deliver the same on behalf of the party for which such signatory is acting.

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          IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the day and year first above written.

LESSOR:

MSNW CONTINENTAL ASSOCIATES, LLC

By: MSNW Continental Associates, LLC, its Sole Member

By: Normandy Continental Administrator LLC, its Administrator

By: /s/ Raymond P. Trevisan
Name: Raymond P. Trevisan
Title: Vice President

LESSEE:
WAVE2WAVE COMMUNICATIONS, INC.

By: /s/ Eric I. Mann
Name: ERIC I. MANN
Title: CHIEF FINANCIAL OFFICER